December 19, 2014

BMO Funds, Inc.

111 E. Kilbourn Ave., Suite 200

Milwaukee, WI 53202

Ladies and Gentlemen:

We have been requested to render this opinion concerning material federal income tax consequences in connection with the proposed acquisition of all of the assets of the BMO Aggressive Stock Fund (the “Acquired Fund”), a series of BMO Funds, Inc., a Wisconsin corporation (the “Company”), by the BMO Diversified Stock Fund (the “Acquiring Fund”), a series of the Company. Such transfer of assets is in exchange solely for full and fractional shares of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund. The Acquired Fund will distribute the Acquiring Fund Shares pro rata to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund. Collectively, the transfer of the Acquired Fund’s assets in exchange for the assumption of all of the liabilities of the Acquired Fund by the Acquiring Fund and the delivery of the Acquiring Fund Shares to the Acquired Fund by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation thereof, is referred to as the “Reorganization.” The Reorganization will be consummated in accordance with that certain Agreement and Plan of Reorganization (the “Agreement”) entered into by and among the Company, on behalf of the Acquired Fund, and the Company, on behalf of the Acquiring Fund, and with respect to Paragraph 8.2 of the Agreement only, BMO Asset Management Corp. (the “Adviser”).

Except as otherwise provided, capitalized terms referred to herein have the meanings as set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Company in connection with the Reorganization. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, including on the anticipated closing date, of the statements, covenants, conditions, representations, and warranties contained in the following documents (including all schedules and exhibits thereto):

1. The Agreement;

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December 19, 2014

2. The Registration Statement of the Company on Form N-14 as filed with the Securities and Exchange Commission on November 5, 2014, as amended (the “Registration Statement”), and the Proxy Statement/Prospectus included therein;

3. Certificates of certain officers of the Company on behalf of the Acquired Fund and the Acquiring Fund as to the satisfaction of various conditions for the Reorganization under the Agreement; and

4. Such other instruments and documents related to the formation, organization, and operation of the Acquired Fund and the Acquiring Fund or the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof):

1. That original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. The accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification; and

3. That the Reorganization will be consummated pursuant to the Agreement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

(a) The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b) In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

(c) In accordance with Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund

BMO Funds, Inc.

December 19, 2014

solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

(d) In accordance with Section 361(c) of the Code, no gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to the Acquired Fund shareholders in exchange for such shareholders’ Acquired Fund shares in complete liquidation of the Acquired Fund;

(e) In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Acquired Fund upon the receipt of Acquiring Fund Shares solely in exchange for their shares of the Acquired Fund as part of the Reorganization;

(f) In accordance with Section 358 of the Code, the aggregate adjusted tax basis of the Acquiring Fund Shares received by a shareholder of the Acquired Fund will be the same as the aggregate adjusted tax basis of the shares of the Acquired Fund exchanged therefor by such shareholder;

(g) In accordance with Section 1223 of the Code, the holding period of the Acquiring Fund Shares received by a shareholder of the Acquired Fund will include the holding period during which the shares of the Acquired Fund exchanged therefor were held by such shareholder, provided that at the time of the exchange, the shares of the Acquired Fund were held as a capital asset in the hands of such Acquired Fund shareholder;

(h) In accordance with Section 362(b) of the Code, the aggregate tax basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the aggregate tax basis of such assets immediately prior to the transfer thereof; and

(i) In accordance with Section 1223 of the Code, the holding period of each asset of the Acquired Fund in the hands of the Acquiring Fund will include the respective holding period of such assets in the hands of the Acquired Fund immediately prior to the transfer thereof.

We express no opinion as to whether any gain or loss will be recognized (1) on assets in which gain or loss recognition is required by the Code even if the transaction otherwise constitutes a nontaxable transaction, (2) on “Section 1256 contracts” as defined in Section 1256(b) of the Code, (3) on stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, (4) as a result of the closing of the tax year of the Acquired Fund, or (5) upon termination of a position.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. No ruling has been or will be requested from the Internal

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December 19, 2014

Revenue Service concerning the federal income tax consequences of the Reorganization. Future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

2. Our opinion concerning material federal income tax consequences of the Reorganization is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transactions other than the Reorganization, including any transactions undertaken in connection with the Reorganization. In addition, this opinion does not address any other federal, estate, gift, state, local, or foreign tax consequences that may result from the Reorganization.

3. Our opinion is void and may not be relied upon if (a) any of the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or (b) any of the representations, warranties, covenants, conditions, statements, and assumptions upon which we relied are not true and accurate at all relevant times.

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Paragraph 6.3.5 of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.